EXHIBIT 10.1(h)

EMPLOYMENT AGREEMENT

This agreement is made and entered into this 22nd day of January, 2010, by and between Hooker Furniture Corporation (“Employer”) and Arthur G. Raymond, Jr. (“Executive”) (each a “Party” and collectively, the “Parties”).

WHEREAS, Executive has substantial expertise in the management of the forecasting, manufacture, warehousing and distribution of case goods furniture; and

WHEREAS, Employer desires to secure Executive’s service and expertise in connection with Employer’s case goods business beginning February 1, 2010 (the “Effective Date”); and

WHEREAS, the Parties agree that a covenant not to compete is essential to the growth and stability of the case goods business of Employer during the first years after its employment of the Executive and to the continuing viability of such business whenever the employment to which this Agreement relates is terminated;

1. Employment.  Upon the Effective Date, Employer shall employ and Executive agrees to become employed as Senior Vice President – Case Goods Operations of Employer to oversee the operations of Employer’s case goods business and to perform such different or other duties as may be assigned to him by Employer from time to time by Employer’s Chief Executive Officer consistent with the position of a senior vice president or higher. Executive will devote his full working time and best efforts to the diligent and faithful performance of such duties as may be entrusted to him from time to time by Employer, and shall observe and abide by the corporate policies and decisions of Employer in all business matters.

2. Term.  Executive’s employment shall continue under this Agreement for a period beginning on the Effective Date and ending three (3) years thereafter.

3. Compensation.  Employer shall pay and Executive shall accept as full consideration for the services to be rendered hereunder compensation consisting of the items listed below.  Employer shall have no obligation to pay any such compensation for any period after the termination of Executive’s employment, except as otherwise expressly provided.

(a) Salary, paid pursuant to Employer’s normal payroll practices, at an annual rate of $250,000 per year or such other rate as may be established prospectively by the Compensation Committee of Employer’s Board of Directors (the “Compensation Committee”) from time to time, but in no event less than $250,000 annually (the “Salary”).  All such Salary payments shall be subject to deduction and withholding authorized or required by applicable law.

(b) An Annual Bonus with respect to each fiscal year of the Employer (the “Performance Year”) during the Term of this Agreement (beginning with the Performance Year that begins on February 1, 2010), provided that Executive has been continuously employed to the last day of the Performance Year, except as otherwise provided in Sections 4(b), 5(b) and 5(c).  The other terms and conditions of the Annual Bonus, including the applicable performance criteria for a Performance Year, and the determination of the amount of the Annual Bonus payable to the Executive for a Performance Year (if any) shall be determined by Employer’s Chief Executive Officer subject to prior approval by the Compensation Committee.  The Annual Bonus earned by Executive with respect to a Performance Year will be paid during the period that begins on the first day immediately following the last day of the Performance Year and which ends on April 15 of the calendar year in which the Performance Year ends.

(c) Grants of incentive awards under the Employer’s stock incentive plan as may be recommended by the Chief Executive Officer, in his sole discretion, to the Compensation Committee and as may be approved by the Compensation Committee, in its sole discretion.

(d) Such other benefits, payments, or items of compensation as are provided under the employee benefit plans of the Employer, or as are made available from time to time under compensation policies set by Employer for management employees of Employer having similar salary and level of responsibility; provided, however, that Executive shall not be eligible to participate in the Employer’s Supplemental Retirement Income Plan but shall be entitled to four weeks of paid time off each fiscal year, which shall be pro-rated for the portion of any fiscal year Executive is employed by the Employer during the Term of this Agreement.

(e) Employer shall reimburse Executive, in accordance with the general policies and practices of Employer as in effect from time to time, for normal out-of-pocket expenses incurred by Executive in the ordinary course of business, including without limitation, Employer’s standard mileage allowance for business use of any personal vehicle (but not including driving to and from Raleigh to Martinsville for purposes of commuting), business related travel, cellular telephone/PDA expense and professional organizations agreed to by Chief Executive Officer.

4. Disability or Death.

(a) Disability.  If at any time during the Term of this Agreement, Executive becomes disabled and he has not breached any of the provisions of this Agreement, compensation shall continue to be paid to him according to the Employer’s normal payroll schedule while he is still living, but only for the first six (6) month period during which he shall be so disabled.  Such payments shall be in lieu of any other disability benefit payable for such period under any other employee benefit plan, policy or practice of the Employer.  In such event, Employer may, at its sole option, retain Executive in its employment and continue payment of Executive’s compensation for an additional period of up to 23 months (for a maximum of 29 months total) until he is able to return to work, or Employer may terminate this Agreement.  If the Employer exercises its discretion to terminate the Agreement on account of the Executive’s disability, the Executive shall not be entitled to any further compensation or benefits under this Agreement (except for such compensation or benefits to which the Executive may be entitled under the terms of any employee benefit plan of the Employer).  For purposes of this Section 4(a), Executive shall be considered “disabled” if he has suffered any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his position of employment or any substantially similar position of employment with the Employer.

(b) Death.  If Executive should die during the Term of this Agreement, Executive’s employment and Employer’s obligations hereunder (other than pro rata payment of Salary) shall terminate as of his death.  In such event, the Employer shall pay the Executive an Annual Bonus for the Performance Year in which the Executive died, which shall be prorated for the period ending on the date of the Executive’s death.  Such Annual Bonus, if any, shall be paid by no later than April 15 of the calendar year in which such Performance Year ends.

5. Termination by Employer; Termination by Executive for Good Reason.

(a) Termination by Employer for Cause.  Employer may terminate the employment of Executive under this Agreement during its Term for Cause. “Cause” shall include Executive’s fraud, dishonesty, theft, embezzlement, misconduct by Executive injurious to the Employer or any of its affiliates, conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude, competition with Employer or any of its affiliates, unauthorized use of any trade secrets of Employer or any of its affiliates or Confidential Information (as defined below), a violation of any policy, code or standard of ethics generally applicable to employees of the Employer, Executive’s material breach of fiduciary duties owed to Employer, Executive’s excessive and unexcused absenteeism unrelated to a disability, or, following written notice and a reasonable opportunity to cure, gross neglect by Executive of the duties assigned to him.  In such event, Executive shall continue to be paid Salary to the date of termination of his employment.  No Annual Bonus shall be paid to Executive after the date of termination, including any earned but unpaid Annual Bonus with respect to any Performance Year or the portion thereof preceding the date of termination.  Executive shall retain only such rights to participate in other benefits as are required by the terms of those plans, Employer’s polices, or applicable law.

(b) Termination by Employer without Cause.  Employer may terminate the employment of Executive under this Agreement during its Term without Cause.  If Executive is terminated without Cause during the Term of this Agreement, Executive, while living and subject to the requirement of Section 5(d), shall be entitled to receive:

(1)
his then current Salary for a period equal to the lesser of (a) twelve (12) months following such termination of employment or (b) the balance of the three (3) year Term of this Agreement (the “Severance Period”); provided, however, that the total amount payable under this subsection (b)(1) shall not exceed the applicable dollar limit imposed under Treasury Regulation Section 1.409A-1(b)(9)(iii), or any successor or replacement section thereto, and

(2)
a prorated Annual Bonus for the Performance Year in which Executive’s employment terminates (the “Final Performance Year”) covering the portion of the Final Performance Year for which Executive actually worked.

Annual Bonus payment(s), if otherwise payable under the terms of this Agreement, shall be made during the period(s) described in Section 3(b) above for any Performance Year that ended before such Severance Period began (to the extent such Annual Bonus had not previously been paid) and for the Final Performance Year, as applicable.

(c) Termination by Employee for Good Reason.  If Executive terminates employment for Good Reason, Executive shall be entitled to receive the amounts described in Section 5(b) above while living and subject to the requirement of Section 5(d).  For purposes of this Agreement, “Good Reason” shall mean Executive’s voluntary termination of employment with Employer within 120 days following the initial existence of one or more of the following conditions which arise without the written consent of Executive:

(1)	a material diminution in Executive’s base compensation after the occurrence of a Change in Control (as defined in appendix A to this Agreement);

(2)	a material diminution in Executive’s authority, duties or responsibilities after the occurrence of a Change in Control (as defined in appendix A to this Agreement);

(3)	a change in the location at which Executive must perform services for Employer to a location that is more than 50 miles from Martinsville, Virginia; and

(4)
any other action or inaction that constitutes a material breach by Employer of its obligations under this Agreement after the occurrence of a Change in Control (as defined in appendix A to this Agreement).

Executive must provide notice to Employer of the existence of a condition or conditions described above within ninety (90) days of the initial existence of such condition or conditions.  Employer shall then have a period of thirty (30) days during which it may remedy the condition or conditions.  If Employer does not remedy the condition or conditions by the end of such 30-day period, Executive may voluntarily terminate employment and such termination of employment shall be deemed to constitute Good Reason.  In applying this subsection, the term “Employer” shall include any successor to Employer.

(d) Release. In order to receive payments under Sections 5(b) or 5(c) above, Executive must sign a release fully releasing Employer from any claim or cause of action that Executive may have against Employer relating to Executive’s employment with Employer or any aspect of Executive’s relationship with Employer, through the date of such release.

6. Employment Upon Expiration of Agreement.  If Executive is still employed by Employer when this Agreement expires by the conclusion of its Term, Executive’s employment with Employer may or may not continue thereafter, but any such employment shall be “at will,” and may be terminated by either Employer or Executive at any time, with or without Cause, except as otherwise agreed in writing by Employer and Executive.

7. Confidential Information and Return of Property.  “Confidential Information” means any written, oral, or other information obtained by Executive in confidence from Employer, or any of its affiliates, including without limitation information about their respective operations, financial condition, business commitments or business strategy, as a result of his employment with Employer, unless such information is already publicly known through no fault of any person bound by a duty of confidentiality to Employer or any of its affiliates.  Executive will not at any time, during or after his employment with Employer, directly or indirectly disclose Confidential Information to any person or entity other than authorized officers, directors and employees of Employer.  Executive will not at any time, during or after his employment with Employer, in any manner use Confidential Information on behalf of himself or any other person or entity other than Employer, or accept any position in which he would have a duty to any person to use Confidential Information against the interests of Employer or any of its affiliates.  Upon termination of his employment for any reason, Executive will promptly return to Employer all property of Employer, including documents and computer files, especially where such property contains or reflects Confidential Information.  Nothing in this Agreement shall be interpreted or shall operate to diminish such duties or obligations of Executive to Employer that arise or continue in effect after the termination of Executive’s employment hereunder, including without limitation any such duties or obligations to maintain confidentiality or refrain from adverse use of any of Employer’s trade secrets or other Confidential Information that Executive may have acquired in the course of Executive’s employment.

8. Disclosure and Ownership of Work Related Intellectual Property.  Executive shall disclose fully to Employer any and all intellectual property (including, without limitation, inventions, processes, improvements to inventions and processes, and enhancements to inventions and processes, whether or not patentable, formulae, data and computer programs, related documentation and all other forms of copyrightable subject matter) that Executive conceives, develops or makes during the term of his employment, whether or not within the original Term of this Agreement, and that in whole or in part result from or relate to Executive’s work for Employer (collectively, “Work Related Intellectual Property”).  Any such disclosure shall be made promptly after each item of Work Related Intellectual Property is conceived, developed or made by Executive, whichever is sooner.  Executive acknowledges that all Work Related Intellectual Property that is copyrightable subject matter and which qualifies as “work made for hire” shall be automatically owned by Employer.  Further, Executive hereby assigns to Employer any and all rights which Executive has or may have in Work Related Intellectual Property that is copyrightable subject matter and that, for any reason, does not qualify as “work made for hire.”  If any Work Related Intellectual Property embodies or reflects any preexisting rights of Executive, Executive hereby grants to Employer the irrevocable, perpetual, nonexclusive, worldwide, and royalty-free license to use, reproduce, display, perform, distribute copies of and prepare derivative works based upon such preexisting rights and to authorize others to do any or all of the foregoing. Notwithstanding anything herein to the contrary, articles written by the Executive for publication in periodicals and trade association literature not directly pertaining to the Employer’s business shall not be deemed to be “work for hire” or “Work Related Intellectual Property.”

9. Covenant Not to Compete.  Executive and Employer agree that after the Effective Date, Employer’s case goods furniture business will depend to a considerable extent on the individual efforts of Executive.  Moreover, Executive recognizes that, by virtue of his employment with Employer, he will have access to confidential and/or proprietary information relating to the Employer’s business.  Accordingly, and in consideration of Employer’s agreement to employ Executive, Executive covenants and agrees that he will not, for the period of his employment hereunder and for one (1) year thereafter, or in the event of a termination without Cause as defined in Section 5(b) or a termination for Good Reason as defined in Section 5(c), for the Severance Period, whether or not within the original Term of this Agreement, engage directly or indirectly (as principal, agent, or consultant or through any corporation, firm or organization in which he may be an officer, director, employee, shareholder, partner, member or be otherwise affiliated) in the forecasting, manufacture, warehousing, import or wholesale sale of case goods furniture, in any position in which he has responsibility for conducting, control over, influence over, or input into the management, policies, or strategies of any case goods furniture business competing with that being conducted by Employer or any of its affiliates in any U.S. state, territory or district in which any of them is doing business upon the termination of his employment under this Agreement. In addition, this provision shall not, after the termination of Executive’s employment with Employer, prohibit Executive from owning less than 2% of the stock of any publicly held corporation.

10. Non-Solicitation of Customers.  Executive agrees that during the Term of this Agreement, and for a period of one (1) year thereafter, whether or not within the original Term of this Agreement, regardless of the circumstances of the termination or any claim that Executive may have against Employer under this Agreement or otherwise, Executive will not:

(a) Solicit or attempt to solicit, for purposes competitive with Employer or any of its affiliates, any person or entity who was an existing customer or employee of Employer or any of its affiliates within one (1) year prior to the termination of Executive’s employment with Employer;

(b) Solicit or attempt to solicit any person or entity from whom Employer or any of its affiliates or Executive was, within the one (1) year period prior to the termination of Executive’s employment with Employer, actively soliciting or preparing to solicit for the purpose of establishing a customer, employment, or other business relationship; or

(c) Solicit or encourage any vendor, supplier or employee of Employer or any of its affiliates to cease doing business with Employer or any of its affiliates or to divert goods or services previously provided to Employer or any of its affiliates to any person or entity other than Employer or any of its affiliates.

11. Terminate by Executive. Notwithstanding anything herein to the contrary, Executive may terminate his employment with Employer upon providing at least sixty (60) days’ prior written notice to Employer at any time and for any reason.

12. Equitable Relief.  Executive acknowledges and agrees that a breach of any of the covenants made by him in Sections 7, 8, 9 and 10 above would cause irreparable harm to Employer or any of its affiliates for which there would be no adequate remedy at law.  Accordingly, in the event of any threatened or actual breach of any such covenant, Executive agrees that Employer shall be entitled to enforce any such covenant by injunctive and other appropriate equitable relief in any court of competent jurisdiction, in addition to all other remedies available.  If Executive breaches Sections 9 or 10 above, the duration of the period identified shall be computed from the date he resumes compliance with the covenant or from the date Employer is granted injunctive or other equitable relief by a court of competent jurisdiction enforcing the covenant, whichever shall first occur, reduced by the number of days Executive was not in breach of the covenant after termination of employment, or any delay in filing suit, whichever is greater.

13. Assignment.  Employer may assign this Agreement to any other entity acquiring all or substantially all of the assets or stock of Employer or to any other entity into which or with which Employer may be merged or consolidated.  Upon such assignment, merger, or consolidation, the rights of Employer under this Agreement, as well as the obligations and liabilities of Employer hereunder, shall inure to the benefit of and be binding upon the assignee, successor-in-interest, or transferee of Employer and Employer shall have no further obligations or liabilities hereunder.  This Agreement is not assignable in any respect by Executive.

14. Invalid Provisions.  It is not the intention of either Party to violate any public policy, or any statutory or common law.  If any sentence, paragraph, clause or combination of the same in this Agreement is in violation of the law of any State where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of the Agreement shall remain binding on the Parties.  However, the Parties agree, and it is their desire that a court should substitute for each such illegal, invalid or unenforceable covenant a reasonable and judicially-enforceable limitation in its place, and that as so modified the covenant shall be as fully enforceable as if set forth herein by the Parties themselves in the modified form.

15. Entire Agreement; Amendments.  This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. This Agreement may be amended in whole or in part only by an instrument in writing setting forth the particulars of such amendment and duly executed by both Parties.

16. Multiple Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

17. Governing Law. The validity, construction, interpretation and enforceability of this Agreement and the capacity of the parties shall be determined and governed by the laws of the Commonwealth of Virginia, without regard to the conflict of law rules contained therein.

18. Taxes.  All payments made under this Agreement shall be subject to the Employer’s withholding of all required foreign, federal, state and local income and employment/payroll taxes, and all payments shall be net of such tax withholding.  The parties intend that the provisions of this Agreement shall be exempt from or otherwise comply with the Section 409A of the Internal Revenue Code of 1986, as amended and the regulations hereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  If any provision of this Agreement (or of any payment hereunder) would cause Executive to incur any additional tax or interest under Section 409A, the parties agree to modify this Agreement or the timing (but not increase the amount) of any payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties, or interest thereunder.  However, in the event that the payments under the Agreement are subject to any taxes (including, without limitation, those specified in Code Section 409A), the Executive shall be solely liable for the payment of any such taxes.

19. Binding Effect.  This Agreement will be binding upon and enforceable by (i) Executive and will inure to the benefit of Executive's executors, administrators, heirs, devisees and legal representatives and (ii) Employer and any successor to or assignee of Employer.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

Employer

By: /s/ Paul B. Toms, Jr.
     Paul B. Toms, Jr.
     Chairman, President and Chief Executive Officer
     Hooker Furniture Corporation

Executive

/s/ Arthur G. Raymond, Jr.
Arthur G. Raymond, Jr.

APPENDIX A

The term “Change of Control” means the first date on which one of the following events occurs:

(i) any person or more than one person acting as a group acquires beneficial ownership of Employer stock that, together with the Employer stock already held by such person or group, represents more than 50 percent of the total voting power of the Employer stock; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50 percent of the total voting power of the Employer stock, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Employer for purposes of this subsection (i);

(ii) a majority of members of the Board is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; provided, however, that if any one person or more than one person acting as a group is considered to effectively control the Employer for purposes of this subsection (ii), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control for purposes of this subsection (ii); or

(iii)  all or substantially all of Employer’s assets are sold to another entity that is not controlled by Employer’s shareholders:

For purposes of this definition, the term “group” shall have the same meaning as in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Act”), modified to the extent necessary to comply with Treasury Regulation Sections 1.409A-3(i)(5)(v)(B), (vi)(D) or (vii)(C) of the (or any successor provisions). The term “beneficial ownership” shall have the same meaning as in Rule 13d-3 promulgated under the Act, modified to the extent necessary to comply with Treasury Regulation Section 1.409A-3(i)(5)(v)(iii) of the (or any successor provision).  Notwithstanding anything in this definition to the contrary, an event which does not constitute a change in the ownership or a change in the effective control of the Employer, each as defined in Treasury Regulation Section 1.409A-3(i)(5) (or any successor provision) or a sale of substantially all of the Employer’s assets, shall not constitute a Change of Control.